                                                  Free Writing Prospectus
                                                  Filed Pursuant to Rule 433
                                                  Registration No. 333-132746-03

Sent: Thursday, March 15, 2007 2:13 PM
Subject: ** CD 2007-CD4 PUBLICS ** IO PRICE GUIDANCE

Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage
Pass-Through Certificates, Series 2007-CD4 $6.6B** NEW ISSUE CMBS

Joint Bookrunners: Citigroup Global Markets / Deutsche Bank Securities
Co Lead Mgrs:      Citigroup Global Markets / Deutsche Bank Securities / LaSalle
Co-Mgrs:           PNC Capital Markets, LLC / RBC Capital Markets
Retention:         RBC Capital

TIMING:            LAUNCH/PRICE FRIDAY MARCH 16, 2007

Structure:
Cl    Fit/Mdys/S&P   $AMOUNT          Sprd    Cpn        $PX

XP    AAA/Aaa/AAA    $6,480,235,000   75A     0.5266%    $125MM

***********************Settles March 29*******************************

One mortgage loan secured by a mortgaged real property identified on Annex A-1 as One East Delaware has been re-categorized from Loan Group No.1 to Loan Group
No.2.

In the case of the five mortgage loans that permit defeasance prior to the second anniversary of the date of initial issuance of the certificates, the prepayment provisions indicated on Annex A-1 have been changed to the following:

Loan number 121: LO(26)/Grtr1%UPBorYM(9)/Defeasance(82)/Free(4)
Loan number 197: LO(110)/Grtr1%UPBorYM(24)/Defeasance(118)/Free(1)
Loan number 202: LO(71)/Grtr1%UPBorYM(24)/Defeasance(21)/Free(4)
Loan number 235: LO(67)/Grtr1%UPBorYM(24)/Defeasance(25)/Free(4)
Loan number 325: LO(68)/Grtr1%UPBorYM(24)/Defeasance(24)/Free(4)

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as Quail Ridge Apartments, the prepayment provision indicated on
Annex A-1 has been changed to LO(37)/Defeasance(81)/Free(2)

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as Smart and Final - Phoenix, AZ, the first payment date will be in
May 2007 and the maturity/ARD will be in April 2017. The April 2007 interest payment on this mortgage loan will be paid by the related mortgage loan seller.

One mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Lake Shore Drive In Plaza, with a cut-off date balance of $1,350,000, has been removed from the mortgage pool.

In the case of one mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Ala Moana Portfolio, the cut-off date principal balance has changed to $404,000,000.

One mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Park Place Office Building, with a cut-off date balance of $6,900,000, has been removed from the mortgage pool.

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as Shaw's Plaza - Carver, MA, the scheduled maturity date was changed to 8/5/2016.

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as The Shoppes at South Bay (Walmart), the prepayment provision indicated on Annex A-1 has been changed to LO(36)/Defeasance(80)/Free(4).

In the case of all of the mortgage loans contributed by RBC, one of the mortgage loan sellers, the related administrative fee rates have been changed to
0.02035%.

In the case of two mortgage loans, secured by mortgaged real properties identified on Annex A-1 as 2320 Highland Avenue and Continental Apartments, the
related administrative fee rates have been changed to 0.14535%.

In the case of four mortgage loan secured by a mortgaged real property identified on Annex A-1 as Sudley North Business Center, Fort Hill Centre,
Sudley North Business Center Building D and Griffin Building, the first payment date will be in May 2007 and the maturity/ARD date will be in April 2017. The
April 2007 interest payment on these mortgage loans will be paid by the related mortgage loan seller.

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as The Atlantic Building, the prepayment provision indicated on
Annex A-1 has been changed to LO(24)/Defeasance(93)/Free(3)

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as Fabyan Crossing, the prepayment provision indicated on Annex A-1 has been changed to LO(25)/Defeasance(92)/Free(3)

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as Storage Solutions Hamburg, the interest only period has changed to 24 months and the loan balance at maturity/ARD has changed to $2,986,503.99.

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as Piedmont 14, the prepayment provision indicated on Annex A-1 has been changed to LO(26)/Defeasance(90)/Free(4)

References to "Annex A-1" above means Annex A-1 to the free writing prospectus dated March 5, 2007 that relates to the classes of certificates identified in the table above and refers to itself as "this offering prospectus".

Collateral:    380 Loans / 476 Properties

Loan Sellers:  German American Capital Corporation   ( 56 loans, 32.1%)
               Citigroup Global Markets Realty Corp. ( 68 loans, 26.4%)
               LaSalle Bank National Association     (161 loans, 23.9%)
               PNC Bank, National Association        ( 66 loans, 12.4%)
               Royal Bank of Canada                  ( 29 loans,  5.1%)

Property Types:    Office 32.6%, Retail 26.2%, Multi 13.6%, Hotel 11.2%,
                   Industrial 10.3%, Mixed Use 2.7%, Self Storage 2.4%,
                   MHC 0.8%; Other 0.2%, Land 0.1%

Geographic:        NY: 18.6%, CA: 10.5%, HI: 10.0%, TX: 7.0%, MN: 4.8%, PA: 4.0%

DSCR/LTV:          1.54x / 66.77%

Inv. Grade Loans:  3 loans for 16.1% of UPB Top 10 Loans: 39.5% of the pool,
DSCR: 1.85x, LTV:  59.84%

Top 3 Trust Assets      BALANCE     DSCR      LTV
9 West 57th Street  $400,000,000    3.23x     17.86% Ala Moana Portfolio
$400,000,000 1.81x 51.51%
Mall of America     $306,000,000 1.43x 75.5%
**Collateral subject to change

Expected Timing
  Mon          -  Electronic Termsheets FWP / Annex A / Reds FWP
  Tues         -  Hardcopies
  Settlement   -  March 29

Roadshow
  Mon    3/5   -  Replay Number (888) 203-1112 Passcode: 5584067
  Tues   3/6   -  NY
  Wed    3/7   -  Hartford Breakfast 8:30am @ Goodwin Hotel /
                  Boston Lunch 12:30 @ Boston Harbor Hotel
  Thurs  3/8   -  Minneapolis Breakfast 8:00am @ Marquette Hotel /
                  Chicago Group Meeting 2:00pm @ Metropolitan Club, 67th Floor
                  Sears Tower
  Fri    3/9   -  NY Lunch @ Brasserie 8  1/2 12:30PM 9 West 57TH

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